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Exhibit 10.6

        EXECUTION COPY

$280,000,000

CREDIT AGREEMENT

among

PG&E NATIONAL ENERGY GROUP CONSTRUCTION COMPANY, LLC,
as Borrower,

the LENDERS from time to time parties hereto,

and

SOCIÉTÉ GÉNÉRALE,
as Administrative Agent and Security Agent

Dated as of May 29, 2001

6.2	Certificates; Other Information	31
6.3	Payment of Obligations	31
6.4	Maintenance of Existence and Governmental Action	31
6.5	Maintenance of Property; Insurance	32
6.6	Books and Records	32
6.7	Notices	32
6.8	Preservation of Security Interests	32
SECTION 7. NEGATIVE COVENANTS		33
7.1	Fundamental Changes and Subsidiaries	33
7.2	Indebtedness	33
7.3	Liens	33
7.4	Nature of Business	33
7.5	Contracts	33
7.6	Negative Pledge Clauses	33
SECTION 8. EVENTS OF DEFAULT AND NEG TRIGGER EVENTS		34
8.1	Events of Default	34
8.2	Remedies Upon Event of Default	35
8.3	Additional Cure Rights	35
SECTION 9. THE ADMINISTRATIVE AGENT		36
9.1	Appointment	36
9.2	Delegation of Duties	36
9.3	Exculpatory Provisions	36
9.4	Reliance by Administrative Agent	36
9.5	Notice of Default	37
9.6	Non-Reliance on Administrative Agent and Other Creditors	37
9.7	Indemnification	37
9.8	Administrative Agent in Its Individual Capacity	38
9.9	Successor Administrative Agent	38
SECTION 10. THE SECURITY AGENT		39
10.1	Appointment	39
10.2	Delegation of Duties	39
10.3	Exculpatory Provisions	39
10.4	Reliance by Security Agent	39
10.5	Notice of Default	40
10.6	Non-Reliance on Security Agent and Other Creditors	40
10.7	Indemnification	41
10.8	Security Agent in Its Individual Capacity	41
10.9	Successor Security Agent	41
10.10	Appointment of Separate or Co-Security Agent	42
10.11	Notices, Etc., Under Collateral, Etc	42
SECTION 11. MISCELLANEOUS		42
11.1	Amendments and Waivers	42
11.2	Notices	43
11.3	No Waiver; Cumulative Remedies	44
11.4	Survival of Representations and Warranties	44
11.5	Payment of Expenses and Taxes	44
11.6	Successors and Assigns; Participations and Assignments	45
11.7	Adjustments; Set-off	47

11.8	Counterparts	48
11.9	Severability	48
11.10	Integration	48
11.11	GOVERNING LAW	48
11.12	Submission To Jurisdiction; Waivers	48
11.13	Acknowledgements	48
11.14	Releases of Guarantees and Liens	49
11.15	Confidentiality	49
11.16	WAIVERS OF JURY TRIAL	49
11.17	Non-Recourse	49

SCHEDULES:

1.1	Commitments
4.7	Litigation
4.8	Compliance with Law
4.12	Contests
4.13	UCC Filing Jurisdictions

EXHIBITS:

A	Form of Note
B	Form of Borrowing Notice
C	Form of Assignment and Acceptance
D	Form of NEG Certificate

        CREDIT AGREEMENT (this "Agreement"), dated as of May 29, 2001, among PG&E NATIONAL ENERGY GROUP CONSTRUCTION COMPANY, LLC, a Delaware limited liability company (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders") and SOCIÉTÉ GÉNÉRALE, as administrative agent (in such capacity, the "Administrative Agent") and as security agent (in such capacity, the "Security Agent").

        A.    Pursuant to the Participation Agreement dated as of September 8, 2000 among PG&E Construction Agency Services I, LLC, Master Turbine Trust I Ltd., Wilmington Trust Company, certain Lenders and Investors parties thereto, the Administrative Agent and State Street Bank and Trust Company and the Participation Agreement dated as of September 8, 2000 among PG&E Construction Agency Services II, LLC, Master Turbine Trust II Ltd., Wilmington Trust Company, certain Lenders and Investors parties thereto, the Administrative Agent and State Street Bank and Trust Company (collectively, the "Participation Agreements") and the other agreements related thereto, the parties thereto agreed, among other things, to the terms and conditions of the financing of the Turbines, certain related equipment and electric generating facility design engineering, commissioning and major maintenance services in connection with the Borrower's intention to develop certain power generation projects.

        B.    Contemporaneously with the effectiveness of this Agreement, the transactions contemplated by the Participation Agreements and the other agreements related thereto and all commitments thereunder shall terminate and all outstanding Loans and Investor Contributions thereunder shall be prepaid.

        C.    Contemporaneously with the effectiveness of this Agreement, PG&E Construction Agency Services I, LLC, as agent to Master Turbine Trust I Ltd., and Master Turbine Trust I Ltd. and PG&E Construction Agency Services II, LLC, as agent for Master Turbine Trust II Ltd., and Master Turbine Trust II Ltd. will assign their respective rights, title and interest in, to and under the Turbine Documents (as defined below) to the Borrower and in certain other assets to affiliates of the Borrower.

        D.    To induce the Lenders to enter into this Agreement, the Guarantor, which indirectly owns 100% of the equity ownership interests of the Borrower, has agreed to provide a guarantee of the Borrower's obligations under this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

        1.1    Defined Terms.    As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

          "ABR" or "Alternate Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with loans to debtors); each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. If for any reason the Administrative Agent shall have determined that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal

  Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

          "Actual Knowledge": actual knowledge of any Responsible Officer employed by the Borrower or any other Person, as the case may be; provided, that the Borrower or such other Person, as the case may be, shall be deemed to have "Actual Knowledge" of any matter as to which a Responsible Officer of such Person has been given notice by any Creditor, the Borrower or any other Person pursuant to Section 11.2.

          "Administrative Agent": Société Générale, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

          "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "After Tax Basis": with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all Covered Taxes required either to be withheld upon such payment or paid by the recipient with respect to the receipt by the recipient of such amounts (taking into account any current credits or deductions arising therefrom), such increased payment is equal to the payment otherwise required to be made.

          "Agents": the collective reference to the Administrative Agent and the Security Agent.

          "Aggregate Commitment Amount": from the Closing Date through March 31, 2002, $280,000,000, and, thereafter, reduced quarterly by $25,000,000 on April 1, 2002, July 1, 2002, October 1, 2002, January 1, 2003, April 1, 2003, July 1, 2003 and October 1, 2003.

          "Aggregate Exposure": with respect to any Lender at any time, the amount of such Lender's Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender's Loans then outstanding.

          "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

          "Agreement": as defined in the preamble hereto.

          "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading below:Pricing Grid

Rating S&P/Moody's	LIBOR Margins (bps)	ABR Margins (bps)
A/A2	100.00	37.50
A-/A3	112.50	50.00
BBB+/Baa1	125.00	62.50
BBB/Baa2	137.50	75.00
BBB-/Baa3	162.50	100.00
BB+/Ba1 and below	225.00	162.50

  For purposes of the foregoing, with respect to the Guarantor or, if a Substitute Credit Support Instrument is in effect, with respect to the provider thereof, (i) if the ratings established by the rating agencies are one rating level apart, the applicable Pricing Grid rating level shall be determined by reference to the less favorable rating; if the ratings established by the rating agencies are two or four rating levels apart, the applicable Pricing Grid rating level shall be determined by reference to the rating that is midway between the two rating levels; and if the rating established by the rating agencies are three rating levels apart, the applicable Pricing Grid rating level shall be determined by reference to the rating level above the lower rating level; (ii) if ratings shall not be available from S&P or Moody's, the last level shall be deemed applicable; (iii) if determinative or implied ratings shall change (other than as a result of a change in the rating system used by any applicable rating agency) such that a change in the applicable Pricing Grid rating level would result, such change shall effect a change in the applicable Pricing Grid rating level as of the day on which it is first announced by the applicable rating agency, and any change in the Applicable Margin or percentage used in calculating fees due hereunder shall apply commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; and (iv) if the rating system of any of the rating agencies shall change prior to the date all obligations hereunder have been paid and the commitments cancelled, the Borrower and the Lenders shall negotiate in good faith to amend the reference to specific ratings above to reflect such changed rating system, and pending such amendment, if no applicable Pricing Grid rating level is otherwise determinable based on the foregoing, the last level shall apply.

          "Assignee": as defined in Section 11.6(c).

          "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit C.

          "Assignor": as defined in Section 11.6(c).

          "Available Commitment": with respect to any Lender at any time, an amount equal to the excess, if any, of (a) a Lender's Commitment then in effect over (b) such Lender's Loans then outstanding.

          "Benefited Lender": as defined in Section 11.7(a).

          "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

          "Borrower": as defined in the preamble hereto.

          "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

          "Borrowing Notice": as defined in Section 5.3(a).

          "Business Day": any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, and in the case of a Eurodollar Loan, any day on which dealings in U.S. dollar deposits are carried on in the interbank Eurodollar market and on which commercial banks are open for domestic and international business in New York and London.

          "CAS I": PG&E Construction Agency Services I, LLC, a Delaware limited liability company.

          "CAS II": PG&E Construction Agency Services II, LLC, a Delaware limited liability company.

          "Change of Control": the failure of NEG to maintain, directly or indirectly (a) control of fundamental management decisions of the Borrower (whether through direct or indirect control of the governing body of the Borrower, through a management services agreement with the Borrower or otherwise) or (b) no less than 50% equity ownership of the Borrower (or such lesser percentage approved by the Required Lenders, such approval not to be unreasonably withheld) free and clear of all Liens.

          "Closing Date": the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived in accordance with the terms thereof, which date is May 29, 2001.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral": as defined in Section 2.1 of the Security Agreement.

          "Commitment": as to any Lender at any time, the obligation of such Lender, if any, to make Loans in an aggregate principal amount not to exceed the product of (i) such Lender's Commitment Percentage and (ii) the Aggregate Commitment Amount at such time.

          "Commitment Fee Rate": the applicable rate per annum set forth below:

Commitment Fee Rate
If the Guarantor's long-term unsecured debt ratings are at least BBB- by S&P and Baa3 by Moody's (or if ratings of such debt have not been issued by such agencies, such debt is impliedly rated by an issuer rating or an indicative rating of at least BBB- by S&P and Baa3 by Moody's)	0.375%
If the Guarantor's long-term unsecured debt rating is lower than BBB- by S&P or Baa3 by Moody's (or if rating of such debt has not been issued by such rating agency, such debt is impliedly rated by an issuer rating or an indicative rating lower than BBB- by S&P or Baa3 by Moody's)	0.50%

          "Commitment Percentage": the amount set forth under the heading "Commitment Percentage" opposite such Lender's name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

          "Commitment Period": the period from and including the Closing Date to the Termination Date.

          "Consents": the collective reference to (i) the Consent and Agreement, dated as of May 29, 2001, among the Borrower, the Turbine Vendor I and the Security Agent, (ii) the Consent and Agreement, dated as of May 29, 2001, among the Borrower, Mitsubishi Heavy Industries, Ltd. and the Security Agent, (iii) the Consent and Agreement, dated as of May 29, 2001, among the Borrower, Mitsubishi Heavy Industries America, Inc. and the Security Agent, (iv) the Consent and Agreement, dated as of May 29, 2001, among the Borrower, Hitachi and the Security Agent and (v) any other consent and agreement that may be entered into among the Borrower, the Borrower's counterparty to any Other Equipment Document and the Security Agent.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Covered Taxes": as defined in Section 2.15(a).

          "Creditors": the collective reference to the Lenders and the Agents.

          "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Dollars" and "$": dollars in lawful currency of the United States.

          "Environmental Law": whenever enacted or promulgated, any federal, state, county or local law, statute, ordinance, code, rule, regulation, license, permit, authorization, approval, covenant, administrative or court order, judgment, decree, injunction, code or requirement of or any agreement with, any Governmental Authority:

            (x) relating to pollution (or the cleanup, removal, or remediation thereof, or any other response thereto), or the regulation or protection of human health, safety or the environment, including ambient or indoor air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

            (y) concerning exposure to, or the use, containment, storage, recycling, treatment, generation, discharge, emission, Release or threatened Release, transportation, processing, handling, labeling, containment, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity,

  in each case as amended and as now or hereafter in effect, and any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries (whether personal or property) or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance, whether such common law or equitable doctrine is now or hereafter recognized or developed. Environmental Laws include CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Refuse Act, 33 U.S.C. §§ 401 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300 et seq.; and the Occupational Safety and Health Act of 1970.

          "Equipment Costs": the collective reference to Turbine Costs and Other Equipment Costs.

          "Equipment Procurement Budget": the budget of estimated costs related to the procurement of Turbines and Other Equipment delivered to the Creditors on or prior to the Closing Date as modified from time to time in accordance with the terms of the Credit Agreement.

          "ERISA": the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          "ERISA Affiliate": any trade or business (whether or not incorporated) that is a member of a group of (i) organizations described in Section 414(b) or (c) of the Code, and (ii) solely for purposes of the Lien created under Section 412(n) of the Code, organizations described in Section 414(m) or (o) of the Code of which the Guarantor is a member.

          "ERISA Event": the (i) Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by Borrower or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219 (c) (5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Borrower or any ERISA Affiliate to incur a current payment obligation in excess of $15,000,000; or (vi) receipt by the Borrower or any ERISA Affiliate of notice from one or more Multiemployer Plans of intent to terminate or that it is insolvent or in reorganization (within the meaning of Section 4241 or 4245 of ERISA, as applicable) which termination, insolvency or reorganization, individually or together with other such events, could cause the Borrower and/or any ERISA Affiliate, individually or in the aggregate, to incur a current payment obligation in excess of $15,000,000; or (vii) the Borrower or any ERISA Affiliate shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which could result in a current payment obligation of the Borrower and/or any ERISA Affiliate, individually or in the aggregate, in an amount or amounts aggregating in excess of $15,000,000; or (viii) the occurrence of any event or series of events of the nature described in clauses (i) through (vii) with respect to any Plan or Multiemployer Plan which, individually or in the aggregate, could result in a liability to the Borrower and/or any ERISA Affiliate, individually or in the aggregate, in an amount or amounts aggregating in excess of $50,000,000.

          "Eurocurrency Liabilities": as defined in Regulation D of the Board.

          "Eurocurrency Reserve Period" as defined in Section 2.11(b).

          "Eurocurrency Reserve Requirements": for any day the percentage (expressed as a decimal) which is required on such day, as prescribed by the Board for determining the reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars ($5,000,000,000) in respect of Eurocurrency Liabilities (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

          "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the lower of (i) the offered rate (rounded upwards, if necessary, to the next higher 1/100th of 1%) which appears on the Telerate Page 3750, British Bankers Association Interest Settlement Rates (or such other system for the purpose of displaying rates of leading reference banks in the London interbank market that replaces such system) or (ii) the average rate (rounded upwards, if necessary, to the next higher 1/100th of 1%) offered in the London interbank market to the Eurodollar Reference Banks, in either case as of 11:00 a.m. (London time) for deposits in Dollars on the day two (2) Business Days prior to the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

          "Eurodollar Reference Banks": the Lenders or Affiliates of the Lenders.

          "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "Federal Funds Effective Rate": for any day, the weighted average, rounded upwards, if necessary, to the nearest 1/100 of 1%, of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Funding Office": the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

          "GAAP": United States generally accepted accounting principles (including principles of consolidation), in effect from time to time, consistently applied.

          "GE Turbine": each General Electric Company model PG7241FA or model PG7251FB gas-turbine generator to be acquired by the Borrower pursuant to the Turbine Documents.

          "Governmental Action": all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority.

          "Governmental Authority": any Federal, state, county, municipal or other local governmental authority or judicial or regulatory agency, board, body, commission, instrumentality, court or quasi-governmental authority.

          "Guarantee": the Guarantee and Agreement, dated as of May 29, 2001, executed by the Guarantor in favor of the Security Agent, for the benefit of the Lenders.

          "Guarantee Obligation": (a) a guaranty by a Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of the obligations of another person; and (b) an agreement by a Person, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of the obligations of another Person (other than in respect of operating leases not otherwise included in the definition of "Lease Obligations"), including, without limitation, by (i) the purchase of securities or obligations, (ii) the purchase, sale or lease of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the obligee of such obligation against loss, (iii) repayment of amounts drawn down by beneficiaries of letters of credit, (iv) the maintenance of working capital, equity capital, available cash or other financial statement condition so as to enable the primary obligor to pay Indebtedness; (v) the provision of equity or other capital under or in respect of equity or other capital subscription arrangements, (vi) the supplying of funds to or investing in a Person on account of all or any part of such Person's obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation or (vii) the placing of any Lien on property (including, without limitation, accounts and contract rights) of a Person to secure another Person's Indebtedness.

          "Guaranteed Obligations": as defined in Section 1.01 of the Guarantee.

          "Guarantor": NEG or any successor thereof.

          "Hazardous Activity": any activity, process, procedure or undertaking that directly or indirectly: (i) produces, generates or creates any Hazardous Substance; (ii) causes or results in the Release of any Hazardous Substance into the environment (including ambient or indoor air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any Hazardous Substance; or

  (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

          "Hazardous Condition": any condition that violates or that results in noncompliance with any Environmental Law.

          "Hazardous Substance": any of the following: (i) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead or radon gas; or (ii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous under any Environmental Laws.

          "Hitachi": Hitachi America, Ltd., a New York corporation.

          "Incipient NEG Trigger Event": as defined in Section 1.01 of the Guarantee.

          "Indebtedness": with respect to any Person, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under any issued and outstanding acceptance, letter of credit, surety bonds or similar instruments, (vii) all obligations of such Person to redeem or purchase any capital stock of such Person which is mandatorily redeemable, (viii) all Swaps of such Person and (ix) any Guarantee Obligation of such Person with respect to liabilities of the type described in clauses (i) through (viii) hereof.

          "Initial Loan": as defined in Section 5.1.

          "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type, and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months (or a multiple thereof) after the first day of such Interest Period and the day which is the last day of such Interest Period.

          "Interest Period": with respect to any Eurodollar Loan:

            (a)  initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan, and ending one, two, three, six months, nine months (if available) or twelve months (if available) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

            (b)  thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan, and ending one, two, three, six months, nine months (if available) or twelve months (if available) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

          provided that, the foregoing provisions relating to Interest Periods are subject to the following:

                (i)  if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

              (ii)  any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

              (iii)  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "Lease Obligations": without duplication, (i) any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes and (ii) the present value, determined using a discount rate equal to the incremental borrowing rate (as defined in Statement of Financial Accounting Standards No. 13) of the Person incurring such obligations, of rent obligations under leases of electric generating assets or natural gas pipelines and related facilities.

          "Lender Affiliate": (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar loans in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar loans, any other fund that invests in commercial loans and similar loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

          "Lenders": as defined in the preamble hereto.

          "Lien": with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or any interest or title of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loan": any loan made by any Lender pursuant to this Agreement.

          "Loan Documents": this Agreement, the Security Documents and the Notes.

          "Loan Parties": the Borrower and the Guarantor, or if a Substitute Credit Support Instrument pursuant to clause (b) of the definition thereof is in effect, the provider of such Substitute Credit Support Instrument.

          "Master Turbine Agreements": collectively, as amended, supplemented or otherwise modified from time to time, (i) the master turbine agreement, dated as of September 6, 2000, between CAS I, as agent of Owner I, and Turbine Vendor I, with respect to which CAS I and Owner I assigned all of their respective right, title and interest and obligations to the Borrower on the date hereof, and (ii) the turbine purchase agreement between CAS II, as agent of Owner II, and Turbine Vendor II, dated as of September 8, 2000, with respect to which CAS II and Owner II assigned all of their respective right, title and interest and obligations to the Borrower on the date hereof.

          "Material Adverse Effect": a material adverse change in (a) the financial condition or the results of operations of the Borrower, (b) the ability of the Borrower to perform its obligations under the Loan Documents or the validity or enforceability of the Transaction Documents or (c) the Security Agent's rights in the Collateral or the ability to realize on the Collateral upon the exercise of remedies under any Security Document.

          "Material Plan": any Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

          "MHI Turbine": each Mitsubishi Heavy Industries, Ltd. model M501G combined cycle combustion turbine or steam turbine and all equipment related to such turbines to be acquired by the Borrower pursuant to the Turbine Documents.

          "Moody's": Moody's Investors Service, Inc.

          "Multiemployer Plan": a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or accruing an obligation to make, contributions, or has within any of the preceding six years made, or accrued an obligation to make, contributions.

          "NEG": PG&E National Energy Group, Inc., a Delaware corporation.

          "NEG Downgrade Event": as defined in Section 1.01 of the Guarantee.

          "NEG Guarantee Release Date": as defined in Section 1.01 of the Guarantee.

          "NEG Trigger Event": as defined in Section 1.01 of the Guarantee or, if a Substitute Credit Support Instrument in the form of a guaranty pursuant to clause (b) of the definition thereof is in effect, the meaning set forth in the relevant section of such Substitute Credit Support Instrument.

          "Non-U.S. Person": a Lender or any assignee thereof under Section 11.6 (including any Participant) that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code).

          "Notes": the collective reference to any promissory note evidencing Loans pursuant to Section 2.3(b).

          "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

          "Other Equipment": collectively, (a)(i) the heat recovery steam generators and associated auxiliary equipment manufactured by Hitachi and acquired or to be acquired by the Borrower pursuant to the Master Heat Recovery Steam Generator Contract, dated as of April 20, 2001, between the Borrower and Hitachi, (ii) the steam turbine generators and associated auxiliary equipment manufactured by Hitachi and acquired or to be acquired by the Borrower pursuant to the Master Steam Turbine Generator Agreement, dated as of March 26, 2001, between the Borrower and Hitachi and (iii) the two-winding and three-winding transformers and associated auxiliary equipment manufactured by Hitachi and acquired or to be acquired by the Borrower pursuant to the Master Main Transformer Agreements, both dated as of April 19, 2001, between the Borrower and Hitachi and (b)(i) the heat recovery steam generators, (ii) the steam turbine generators and (iii) the transformers, together with associated auxiliary equipment, to be acquired by the Borrower from time to time after the Closing Date, all to be used in the projects in which the Turbines are intended to be used.

          "Other Equipment Costs": all fees, expenses and other amounts payable under the Other Equipment Documents and interest and fees on the Loans to the extent such Loans are used to pay such amounts.

          "Other Equipment Documents": the contracts and agreements entered into by the Borrower with respect to the design, development, engineering, purchase, delivery, installation and maintenance of any Other Equipment.

          "Owner I": Master Turbine Trust I Ltd., a Delaware business trust.

          "Owner II": Master Turbine Trust II Ltd., a Delaware business trust.

          "Participant": as defined in Section 11.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

          "Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the Total Commitments or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding, provided, that, in the event that the Loans are paid in full prior to the reduction to zero of the Total Loans, the Percentages shall be determined in a manner designed to ensure that the other outstanding Loans shall be held by the Lenders on a comparable basis.

          "Permitted Liens": (i) the respective rights and interests of the parties to the Transaction Documents as provided in the Transaction Documents; (ii) Liens for taxes that either are not yet due, are due but payable without penalty or are being contested in good faith and for which the Borrower has set aside adequate reserves (to the extent required by GAAP); (iii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding if the same is subject of a good faith contest (excluding any attachment prior to judgment, judgment lien or attachment in aid of execution of a judgment), in each case for which the Borrower has set aside adequate reserves (to the extent required by GAAP); (iv) deposits or pledges to secure statutory obligations or appeals and release of attachments, stay of execution or injunction; performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of business, in each case for which the Borrower has set aside adequate reserves (to the extent required by GAAP); (v) liens in connection with workers compensation, unemployment insurance or other social security or pension obligations, in each case for which the Borrower has set aside adequate reserves (to the extent required by GAAP) and (vi) mechanic's, workmen's, materialmen's, construction or other like liens arising in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are the subject of a good faith contest and which do not exceed $3 million with respect to the Collateral.

          "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee pension benefit plan described under Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA that is maintained by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA.

          "Pricing Grid": the pricing grid appearing under the definition of "Applicable Margin."

          "Prime Rate": as set forth in the definition of "ABR."

          "Register": as defined in Section 2.3(a).

          "Required Lenders": at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Loans then outstanding.

          "Requirement of Law": as to any Person, the Certificate of Incorporation, By-Laws, Articles of Association, partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": (a) with respect to the Borrower, any Person or Persons authorized to act on behalf of the Borrower by the Borrower's Board of Control or other governing body, and (b) with respect to each Creditor, any officer thereof having responsibility for the administration of the transactions contemplated by the Loan Documents.

          "S&P": Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

          "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

          "Security Agent": as defined in the preamble hereto.

          "Security Agreement": the Security Agreement, dated as of the date hereof, between the Borrower and the Security Agent, for the benefit of the Creditors.

          "Security Documents": the collective reference to the Guarantee, the Security Agreement, the Consents and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

          "Subsidiary": with respect to any Person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. For purposes of this definition, "control" shall mean, as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Substitute Credit Support Instrument": as defined in Section 1.01 of the Guarantee.

          "Substitute Credit Support Instrument Draw Event": (i) either (x) the credit rating of the issuer of the letter of credit under clause (a) of the definition of Substitute Credit Support Instrument ceases to be rated at least "A" by S&P and at least "A2" by Moody's or (y) the issuer of such letter of credit ceases to be rated by both S&P and Moody's and, in the case of clause (x) or (y), such letter of credit is not replaced with a Substitute Credit Support Instrument within thirty (30) days after such event or (ii) the letter of credit under clause (a) of the definition of Substitute Credit Support Instrument is not replaced or renewed by no later than fifteen (15) Business Days prior to its date of expiration.

          "Swaps": with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. The amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder of if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

          "Termination Agreement": the Termination Agreement (Master Turbine Trusts I and II), dated as of May 29, 2001, among PG&E Corporation, the Guarantor, PG&E Generating Company, LLC, the Borrower, CAS I, CAS II, Owner I, Owner II, the Administrative Agent, Wilmington Trust Company, State Street Bank and Trust Company and the several banks party thereto.

          "Termination Date": December 31, 2003.

          "Total Commitments": at any time, the aggregate amount of the Commitments then in effect.

          "Total Loans": at any time, the aggregate amount of the Loans of the Lenders outstanding at such time.

          "Transaction Documents": the Loan Documents, the Turbine Documents and the Other Equipment Documents.

          "Transaction Expenses": transaction expenses payable pursuant to Section 11.5 to the extent the same have not been specifically designated in the applicable Borrowing Notice as Equipment Costs.

          "Transferee": any Assignee or Participant.

          "Turbine": each GE Turbine or MHI Turbine.

          "Turbine Contract": each definitive agreement for the purchase of one or more Turbines entered into pursuant to the Master Turbine Agreements, any long term service agreement with respect to the Turbines, any other definitive agreement relating to one or more specific Turbines and any guarantees provided in connection with the foregoing, in form and substance reasonably satisfactory to the Administrative Agent.

          "Turbine Costs": all fees, expenses and other amounts payable under the Turbine Documents and interest and fees on Loans to the extent such Loans were used to pay such amounts.

          "Turbine Documents": the Master Turbine Agreements and all Turbine Contracts.

          "Turbine Vendor": each of Turbine Vendor I and Turbine Vendor II.

          "Turbine Vendor I": General Electric Company, as vendor of the GE Turbines under the Turbine Documents.

          "Turbine Vendor II": collectively, Mitsubishi Heavy Industries, Ltd. and Mitsubishi Heavy Industries America, Inc., as vendor of the MHI Turbines under the Turbine Documents.

          "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

          "UCC Financing Statements": Uniform Commercial Code financing statements identified in Schedule 4.13 to this Agreement appropriately completed and executed for filing.

          "Unfunded Liabilities": with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any ERISA Affiliate to the PBGC or any other Person under Title IV of ERISA.

          "United States": the United States of America.

        1.2    Other Definitional Provisions.    (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

        (b)  As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Loan Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

        (c)  The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

        (d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

        2.1    Commitments.    (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which does not exceed the amount of such Lender's Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

        (b)  The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2, 2.3 and 2.8; provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

        (c)  The Borrower shall repay all outstanding Loans on the Termination Date.

        2.2    Procedure for Borrowing.    Subject to Section 5.3, the Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Loans made on the Closing Date shall initially be ABR Loans. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, at least $1,000,000 and (y) in the case of Eurodollar Loans, at least $1,000,000 (or, if the then aggregate Available Commitments are less than $1,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

        2.3    Evidence of Debt.    (a) The Administrative Agent, on behalf of the Lenders, shall maintain the register (the "Register") in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and the amount of each Lender's share thereof.

        (b)  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A hereto, with appropriate insertions as to date and principal amount (each, a "Note") evidencing any Loan of such Lender.

        2.4    Commitment Fees, etc.    (a) The Borrower agrees to pay in arrears to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate calculated on the basis of a 365- (or 366-, as the case may be) day year for actual days elapsed on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

        (b)  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

        2.5    Termination or Reduction of Commitments.    The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Loans would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect.

        2.6    Optional Prepayments.    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least five Business Days prior thereto, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof and, if of a combination thereof, the amount allocable to each; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

        2.7    Mandatory Prepayment of Loans and Commitment Reductions.    (a) (i) Prior to the NEG Guarantee Release Date, upon the occurrence and continuance of a NEG Trigger Event or a NEG Downgrade Event, both with respect to the Guarantor, the Loans shall be subject to mandatory prepayment in full, in the case of a NEG Trigger Event, on the date that is five Business Days after the receipt by the Borrower from the Security Agent of a copy of the Payment Demand under the Guarantee or, in the case of a NEG Downgrade Event, on the date that is five Business Days after the receipt by the Borrower from the Security Agent of a written notice of such NEG Downgrade Event.

          (ii)  If a Substitute Credit Support Instrument in the form of a guaranty is provided pursuant to clause (b) of the definition thereof in accordance with Section 2.07(b) of the Guarantee, upon the occurrence and continuance of a NEG Trigger Event with respect to such Substitute Credit Support Instrument or a NEG Downgrade Event with respect to such Substitute Credit Support Instrument, the Loans shall be subject to mandatory prepayment in full, in the case of a NEG Trigger Event, on the date that is five Business Days after the receipt by the Borrower from the Security Agent of a copy of the payment demand under such Substitute Credit Support Instrument or, in the case of a NEG Downgrade Event, on the date that is five Business Days after the receipt by the Borrower from the Security Agent of a written notice of such NEG Downgrade Event.

          (iii)  If a Substitute Credit Support Instrument in the form of a letter of credit is provided pursuant to clause (a) of the definition thereof in accordance with Section 2.07(b) of the Guarantee, upon the occurrence and continuance of a Substitute Credit Support Instrument Draw Event, the Loans shall be subject to mandatory prepayment in full on the date of such event.

        (b)  If, on any date, as a result of the reduction of the Aggregate Commitment Amount in accordance with the definition thereof, the aggregate amount of the Loans outstanding exceeds the Aggregate Commitment Amount then in effect, the Borrower shall prepay the Loans in the amount of such difference. The application of any prepayment of Loans accompanying any Commitment reduction pursuant to this Section 2.7 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under this Section 2.7 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

        2.8    Conversion and Continuation Options.    (a) The Borrower may elect from time to time to convert all or any part of outstanding Eurodollar Loans to ABR Loans by giving the Administrative

Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert all or any part of outstanding ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing or after the date that is one month prior to the Termination Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        (b)  Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the definition of "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing or after the date that is one month prior to the Termination Date, and provided, further, that if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph, such Loans shall be automatically continued as a Eurodollar Loan with a one-month Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

        2.9    Limitations on Eurodollar Tranches.    All borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, no more than ten (10) Eurodollar Tranches shall be outstanding at any one time.

        2.10    Interest Rates and Payment Dates.    (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

        (b)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

        (c)  (i) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

        (d)  Interest shall be payable in arrears on each Interest Payment Date, provided that (i) interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand and (ii) each prepayment of Loans shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and any amounts owing pursuant to Section 2.16.

        2.11    Computation of Interest and Fees.    (a) Whenever it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate and provide reasonable detail describing the basis for such change.

        (b)  In the event that any Lender shall determine at any time that such Lender is required to maintain reserves in respect of Eurocurrency Liabilities during any period during which any Loan made by it accrues interest at the Eurodollar Rate (each such period, for such Lender, a "Eurocurrency Reserve Period"), but only in respect of any period during which any reserve shall actually be maintained by such Lender for any Eurodollar Loan as a result of a reserve requirement applicable to it under Regulation D of the Board in connection with Eurocurrency Liabilities, then such Lender shall promptly give notice to the Borrower and the Administrative Agent of such determination, and the Borrower shall directly pay to such Lender additional interest on the unpaid principal amount of such Eurodollar Loan during such Eurocurrency Reserve Period by a rate per annum which shall, during each Interest Period applicable to such Loan, be the amount by which (x) the Eurodollar Rate for such Interest Period divided (and rounded upward to the next whole multiple of 1/100 of 1%) by a percentage equal to 100% minus the then stated maximum Eurocurrency Reserve Requirement applicable to such Lender in respect of Eurocurrency Liabilities exceeds (y) the Eurodollar Rate for such Interest Period. Each Lender so requesting compensation shall furnish along with such notice a certificate setting forth in reasonable detail the cost actually incurred to maintain such reserves and the basis for the determination of such amount, provided that the Borrower shall not be obligated to compensate such Lender for the amount of such increased cost incurred with respect to a period of time prior to the date which is 90 days before the date on which such Lender first notifies the Borrower that it intends to claim such compensation or that an event has occurred which will entitle it to such compensation. Additional interest payable pursuant to the second preceding sentence shall be paid by the Borrower at the time that it is otherwise required to pay interest in respect of such Loan or, if later demanded by such Lender, promptly on demand. Such Lender agrees that, if it gives notice to the Borrower and the Administrative Agent of the existence of a Eurocurrency Reserve Period, it shall promptly notify the Borrower and the Administrative Agent of any termination thereof, at which time the Borrower shall cease to be obligated to pay additional interest to such Lender pursuant to the first sentence of this paragraph until such time, if any, as a subsequent Eurocurrency Reserve Period shall occur.

        (c)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the applicable Lenders in the absence of manifest error. A Lender shall, at the request of the Borrower or the Administrative Agent, deliver to the Borrower or the Administrative Agent a statement showing the quotations used by such Lender in determining any interest rate pursuant to Section 2.11(a) or (b).

        2.12    Inability to Determine Interest Rate.    If prior to the first day of any Interest Period:

          (a)  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the eurodollar market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b)  the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Eurodollar Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof (which notice shall describe in reasonable detail the basis for such determination) to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

        2.13    Pro Rata Treatment and Payments.    (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Percentages of the Lenders.

        (b)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

        (c)  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall make available to each Lender from the Administrative Agent's New York accounts its pro rata share of each such payment prior to 1:00 P.M., New York City time, in immediately available funds. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

        (d)  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, and if the corresponding amount was made available to the Borrower by the Administrative Agent, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower; provided that if the Borrower repays such corresponding amount to the Administrative Agent and such Lender subsequently makes available its share of the borrowing to the Administrative Agent, the Administrative Agent shall promptly make such loan proceeds available to the Borrower. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's share of such borrowing. Upon receipt of notice from a Lender that it will not make available to the Administrative Agent its share of a borrowing or upon any failure of a Lender to fund its portion of any such borrowing, the Administrative Agent shall promptly provide the Borrower with notice thereof.

        2.14    Requirements of Law.    (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive

(whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

            (i)  shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender) or a franchise tax in lieu of net income taxes;

          (ii)  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

          (iii)  shall impose on such Lender any other condition related to the making or maintaining of any Eurodollar Loan;

and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, on an After Tax Basis, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable (excluding any increased cost or reduced amounts receivable that are attributable to taxes that are not Covered Taxes) that are allocable to Loans made by such Lender hereunder on the next Interest Payment Date (or, if earlier, the next date on which principal is due) after the Borrower receives the notice required pursuant to the next sentence. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall deliver to the Borrower a notice setting forth in reasonable detail the amount of such increased costs or reduced amount receivable and the basis for the determination of such amount, provided that the Borrower shall not be obligated to compensate such Lender for the amount of such increased cost or reduced amount receivable incurred with respect to a period of time prior to the date which is 90 days before the date on which such Lender first notifies the Borrower that it intends to claim such compensation or that an event has occurred which will entitle it to such compensation.

        (b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request (setting forth in reasonable detail the amount being charged by such Lender and the basis for determination of such amount) therefor, the Borrower shall pay, on an After Tax Basis, on the next Interest Payment Date (or, if earlier, on the next date on which principal is due in respect of the Loans) after the Borrower first receives such request, to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be obligated to compensate such Lender for the amount of such increased cost or reduced amount receivable incurred with respect to a period of time prior to the date which is 90 days before the date on which such Lender first notifies the Borrower that it intends to claim such compensation or that an event has occurred which will entitle it to such compensation.

        (c)  A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent setting forth in reasonable detail the basis and calculation of such additional amounts) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.15    Taxes.    (a) Except as provided in Section 2.15(b), and subject to the exclusions set forth in the following two sentences, all payments made by Borrower hereunder or under any Note will be made free and clear of, and without deduction or withholding for, any present or future taxes, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees or other charges (all such taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Covered Taxes"). Notwithstanding the above, Covered Taxes shall not include any taxes imposed by the United States (including any political subdivision or taxing authority thereof or therein) on or measured by the net income or net profit of the Administrative Agent, any Lender, or any Participant as a result of (i) the Administrative Agent, any Lender or any Participant being organized under the laws of the United States, (ii) the Administrative Agent's office, any Lender's applicable lending office, or any Participant's office being located in the United States, or (iii) the Administrative Agent, any Lender, or any Participant being engaged in trade or business in the United States, having a permanent establishment in the United States or otherwise being subject to either franchise or net income taxation in the United States by virtue of its activities therein or contact therewith (excluding franchise or net income taxation that results solely from a Lender's activity of making a Loan hereunder). Notwithstanding the above, Covered Taxes shall not include any taxes, levies, imposts, deductions, fees, assessments, or other charges imposed on the Administrative Agent, any Lender or any Participant by any jurisdiction other than the United States (including any political subdivision or taxing authority thereof or therein) as a result of (i) the Administrative Agent, any Lender or any Participant being organized under the laws of such jurisdiction, (ii) the Administrative Agent's office, any Lender's applicable lending office, or any Participant's office being located in such jurisdiction, (iii) the Administrative Agent, any Lender or any Participant being engaged in a trade or business in such jurisdiction, having a permanent establishment in such jurisdiction or otherwise being subject to either franchise or net income taxation in such jurisdiction by virtue of its activities therein or contact therewith (excluding franchise or net income taxation that results solely from a Lender's activity to make a Loan hereunder) or (iv) the Administrative Agent or any Lender making a payment to any Participant from or through such jurisdiction. If any Covered Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Covered Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. Borrower will furnish to the Administrative Agent within 60 days after the date the payment of any Covered Taxes is due pursuant to applicable law certified copies of tax receipts or other documentation reasonably acceptable to the Administrative Agent, evidencing such payment by Borrower. Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Covered Taxes (including any incremental taxes, penalties and interest) so levied or imposed upon and paid by such Lender. If Borrower has a good faith reason to challenge the assessment or imposition of any Covered Taxes, the Administrative Agent and the relevant Lender shall reasonably cooperate with the Borrower with respect to such challenge at the expense of the Borrower.

        (b)  Each Non-U.S. Person agrees to deliver to Borrower and the Administrative Agent (and in the case of a Participant, to the Borrower, the Administrative Agent and the relevant Lender) on or prior to the Closing Date, or in the case of a Lender that is an assignee or a Participant that is a transferee of an interest under this Agreement pursuant to Section 11.6 (unless the respective Lender or Participant was already a Lender or Participant hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender or Participant (or in the case of a

Participant, promptly after such Participant purchases the related participation), two accurate and properly completed original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (or successor forms) or, in the case of a Non-U.S. Person claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8BEN, or any subsequent versions thereof or successors thereto. If such Non-U.S. Person delivers a Form W-8BEN (claiming an exemption from withholding with respect to "portfolio interest"), such Non-U.S. Person must also deliver a certificate to the Borrower and the Administrative Agent (and in the case of a Participant, to the Borrower, the Administrative Agent and the Lender from which the related participation was purchased) representing that such Non-U.S. Person is the beneficial owner of all Loans it made pursuant to this Agreement (or, in the case of a Participant, of the Participating Interests it purchased), and claiming complete exemption from U.S. federal withholding tax on any payments made by the Borrower to such Non-U.S. Person directly or indirectly under this Agreement or the other Loan Documents (or, in the case of a Participant, under its Participating Interest) by reason of such interest being "portfolio interest" under Section 871(h) or 881(c) of the Code (unless such Non-U.S. Person sold any Participating Interests in any such Loan, in which case such certificate will indicate the Loans or portions thereof that are beneficially owned by such Non-U.S. Person and represent that with respect to the portion of the Loans in which Participating Interests were sold, such Non-U.S. Person received from each of its Participants either a properly completed and duly executed Form W-8ECI or a properly completed and duly executed Form W-8BEN along with a certificate signed under penalty of perjury indicating that such Participant was the beneficial owner of the relevant participating interest and claiming complete exemption from U.S. federal withholding tax on any payments received on such participating interest, in either case such Non-U.S. Person must attach to its certificate copies of all Forms W-8ECI and W-8BEN and any certificates described above that it received from its Participants). In addition, any such certificate made by a Non-U.S. Person (including those made by a Participant) must represent that such Non-U.S. Person is not a "bank" for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), and such certificate must be duly executed under penalty of perjury by such Non-U.S. Person claiming complete exemption from U.S. federal withholding tax. Notwithstanding anything to the contrary contained in Section 2.15(a), but subject to the immediately succeeding sentence, (x) Borrower shall be entitled, to the extent required to do so by law, to deduct or withhold any taxes imposed by the United States from interest payable hereunder for the account of any Non-U.S. Person to the extent that such Non-U.S. Person has not provided to the Borrower and the Administrative Agent (and in the case of a Participant, to the Borrower, the Administrative Agent and the relevant Lender) U.S. Internal Revenue Service Forms and any required certificates that establish a complete exemption from such deduction or withholding, (y) Borrower shall not be obligated pursuant to any provision of Section 2.15(a) to gross-up payments to be made to a Lender in respect of income or withholding taxes imposed by the United States on such Non-U.S. Person if such Non-U.S. Person has not provided to the Borrower and the Administrative Agent (and to the relevant Lender, in the case of a Participant) Internal Revenue Service Forms and certificates pursuant to this Section 2.15(b) that establish a complete exemption from withholding of such Covered Taxes and (z) any Covered Taxes described in Section 2.15(b)(y) above will not be covered by any of Borrower's indemnification or payment obligations under this Agreement. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.15, Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.15(a) in respect of any Covered Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Covered Taxes. Each Non-U.S. Person shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to the Borrower (or any other subsequent form of certification adopted by the U.S. taxing authorities for such purpose).

        (c)  The agreements in Section 2.15(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. No provision of this Section 2.15 (other than the definition of "Covered Taxes" where it is expressly incorporated by reference in other sections of this Agreement) shall be interpreted to limit any party's rights for indemnification under any other provision of the Loan Documents; provided that no party shall be entitled to a double recovery under this Agreement with respect to any claim under this Section 2.15.

        2.16    Indemnity.    The Borrower shall indemnify each Lender against any direct (as opposed to consequential) loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate of any Lender setting forth any amount or amounts (and in reasonable detail, the basis therefore) which such Lender is entitled to receive pursuant to this Section 2.16 and evidencing a loss suffered by such Lender of such amount or amounts shall be delivered to the Borrower. The provisions of this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

        2.17    Change of Lending Office.    Each Lender agrees that if it makes any demand for payment under Section 2.11(b), 2.14 or 2.15(a) herein or pursuant to Section 11.5(c), or if any adoption or change of the type described in Section 2.19 herein shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 2.11(b), 2.14, 2.15(a) or 11.5(c) herein, or would eliminate or reduce the effect of any adoption or change described in Section 2.19 herein.

        2.18    Replacement of Lenders.    The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.11(b), 2.14 or 2.15(a) or pursuant to Section 11.5(c) or (b) defaults in its obligation to make Loans hereunder, with a replacement lender; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such replaced Lender shall have taken no action under Section 2.17 which action shall have eliminated the continued need for payment of amounts owing pursuant to Section 2.11(b), 2.14, 2.15(a) or 11.5(c), (iv) the replacement lender shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 other than the provision of Section 11.6(c) that relates to minimum aggregate principal amounts of Loans that will be replaced (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14, 2.15(a) or 11.5(c), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

        2.19    Illegality.    Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, such Lender shall notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. Before giving any notice to the Administrative Agent pursuant to this Section 2.19, such Lender shall use reasonable efforts to designate a new lending office in accordance with Section 2.17. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

SECTION 3. [RESERVED]

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BORROWER

        To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

        4.1    Organization; Powers.    The Borrower (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite corporate power, authority and legal right to own, lease and operate the property and assets it purports to own or lease and to carry on its business as now being conducted; (iii) is duly authorized to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not materially and adversely affect the Borrower's ability to perform its obligations under the Transaction Documents; and (iv) has all requisite corporate power and authority to execute, deliver and perform its obligations under each Transaction Document and each other agreement or instrument contemplated thereby to which it is a party.

        4.2    Authorization and No Legal Bar.    The execution, delivery and performance by the Borrower of each Transaction Document to which it is a party and the consummation of any of the transactions contemplated thereby (i) have been duly authorized by all requisite action, including, if required, member action on the part of the Borrower and (ii) will not (A) violate, result in the breach of or constitute a default under, any Requirement of Law or Contractual Obligation applicable to or binding on it as of the date hereof, (B) be in conflict with or result in a breach of the limited liability company agreement of the Borrower or constitute (alone or with notice or lapse of time or both) a Default or (C) result in or require the creation or imposition of any Lien (other than pursuant to the Security Documents) upon or with respect to any of the Collateral.

        4.3    Enforceability.    Each Transaction Document to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the

Borrower enforceable against the Borrower in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and remedies generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        4.4    Consents.    No consent or other action by any holder or trustee of any indebtedness or other obligations of the Borrower or by any other Person is or will be required by the Borrower in connection with the execution, delivery and performance by the Borrower of each Transaction Document to which it is a party and the consummation of any of the transactions contemplated thereby, except such as have been made or obtained and are in full force and effect.

        4.5    Financial Statements.    The financial statements of the Borrower (for the fiscal year ended December 31, 2000) furnished to the Lenders fairly present, and each financial statement of the Borrower delivered on or after the Closing Date pursuant to this Agreement will fairly present, the financial condition and results of operations and cash flows of the Borrower as of such dates and for such periods. All such financial statements were or will be prepared in accordance with GAAP applied on a consistent basis.

        4.6    Business.    The Borrower has not engaged in any business or activity other than the acquisition of the Turbines pursuant to the Turbine Documents, the negotiation and entering into of the Other Equipment Documents, the acquisition of the Other Equipment pursuant to the Other Equipment Documents and the other transactions contemplated by the Transaction Documents.

        4.7    Litigation.    Except as set forth on Schedule 4.7, there is no (i) injunction, writ, preliminary restraining order or other order of any nature by an arbitrator, court or any other Governmental Authority, or (ii) action, suit, arbitration, investigation or proceeding at law or in equity by or before any arbitrator, court or any Governmental Authority pending against the Borrower or, to the best of the Borrower's knowledge, threatened against the Borrower or any property or other assets or rights of the Borrower with respect to any Transaction Document or against CAS I, CAS II or (to the Actual Knowledge of the Borrower) against any Turbine Vendor, that would materially and adversely affect the Borrower's ability to perform its obligations under the Transaction Documents.

        4.8    Compliance with Law.    Except as set forth on Schedule 4.8 and with respect to which arrangements reasonably satisfactory to the Administrative Agent have been made, the Borrower is in compliance with all Governmental Actions applicable to the Borrower in all material respects.

        4.9    No Default.    No Event of Default or Default has occurred and is continuing.

        4.10    Federal Reserve Regulations.    Neither the Borrower nor any of the members in the Borrower is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purposes of purchasing or carrying any margin stock, within the meaning of Regulation T, U or X of the Board. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" as so defined, or for extending credit to others for the purpose of purchasing or carrying margin stock, or for any purpose which would violate, or cause a violation of, any such regulation.

        4.11    Investment Company Act.    The Borrower is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act.

        4.12    Taxes.    The Borrower has filed, or caused to be filed, all Federal, state, local and foreign tax and information returns that are required to have been filed by it in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable, except to the extent there is a good faith contest thereof by appropriate proceedings by the Borrower which are described on Schedule 4.12 and for which the Borrower shall have set aside adequate reserves to the extent required by GAAP.

        4.13    Collateral.    The Borrower has good title to, or a valid leasehold, license, easement or other interest in, the Collateral purported to be covered by the Security Documents to which it is a party, subject to no Liens other than liens described in clauses (i) and (vi) of the definition of Permitted Liens. Except to the extent possession is required for perfection, all filings, recordings, registrations and other actions have been made, obtained and taken in all relevant jurisdictions that are necessary to create and perfect the Liens of the Security Agent in all right, title, estate and interest of the Borrower in the personal property forming the Collateral pursuant to the Security Documents, subject to no Liens other than liens described in clauses (i) and (vi) of the definition of Permitted Liens.

        4.14    ERISA and Employees.    The Borrower does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to or any liability Plan nor since the date which is six years immediately preceding the Closing Date has the Borrower established, sponsored, maintained, administered, contributed to, participated in, had any obligation to contribute to or liability under, any Plan. The Borrower and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA and the Code and all other laws applicable to such Plans, including the Age Discrimination in Employment Act, the Americans With Disabilities Act and Title VII of the Civil Rights Act.

        4.15    Use of Proceeds.    The proceeds of the Loans shall be used exclusively to pay Transaction Expenses and Equipment Costs. Notwithstanding the foregoing, the proceeds of the Initial Loan shall be used in accordance with the provisions of the Termination Agreement.

SECTION 5. CONDITIONS PRECEDENT

        5.1    Conditions to Initial Loan.    The agreement of each Lender to make the initial Loan (the "Initial Loan") requested to be made by it is subject to the fulfillment to the satisfaction of or waiver by the Creditors, prior to or concurrently with the making of such Loan on the Closing Date of the following conditions precedent:

          (a)    Transaction Document.    Each of the Transaction Documents entered into on or prior to the Closing Date shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect, and each Lender shall have received a fully executed copy of each Loan Document executed on the Closing Date and copies of the Turbine Documents and Other Equipment Documents executed on or prior to the Closing Date.

          (b)    Taxes.    All taxes, fees and other charges in connection with the execution, delivery, and, where applicable, recording, filing and registration of the Transaction Documents shall have been paid or provisions for such payment shall have been made.

          (c)    Actions to Perfect Liens.    All filings, recordings, registrations and other actions, including the filing of duly executed UCC Financing Statements, necessary to establish, protect and preserve the Security Agent's valid and first priority lien on, and perfected security interest in, all right, title, estate and interest in and to the respective Collateral thereunder, on the terms set forth in the Security Documents, shall have been duly made or taken on or prior to the Closing Date, or the Borrower shall have made arrangements to cause such filings, recordings, registrations and other actions to be made or taken promptly after the Closing Date. The Security Agent (for the benefit of the Creditors) shall have, on the terms set forth in the Security Documents, a first priority lien on, and perfected security interest in, the Collateral, and the Collateral shall be free and clear of all other Liens other than liens described in clauses (i) and (vi) of the definition of Permitted Liens.

          (d)    Lien Searches.    The Administrative Agent shall have received the results of recent searches of Uniform Commercial Code, judgment and tax lien filings with respect to the personal property of the Borrower, and the results of such searches shall be satisfactory to the Administrative Agent.

          (e)    Authorization Proceedings and Documents of the Borrower.    Each Lender shall have received: (i) a certified copy of the resolutions or minutes or other appropriate documents evidencing the corporate actions of the Borrower authorizing the execution, delivery and performance of the Transaction Documents to which it is a party, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall state that such resolutions or minutes or other appropriate documents have not been amended, modified, revoked or rescinded; (ii) an incumbency certificate of the Borrower regarding the officers thereof authorized to execute and deliver on its behalf any Transaction Document to which it is a party and any other documents and agreements to be delivered in connection therewith, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date; and (iii) true and complete copies of the certificate of formation, limited liability agreement and other organizational documents (if any) of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower.

          (f)    Officer's Certificates of the Borrower and the Guarantor.    Each Lender shall have received an Officer's Certificate of each of the Borrower and the Guarantor, dated the Closing Date, stating that: (i) in the case of the Officer's Certificate of the Borrower, (x) the representations and warranties set forth in this Agreement are true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, (y) all conditions precedent required to be fulfilled on the Closing Date have been fulfilled and (z) no Default or Event of Default has occurred and is continuing and (ii) in the case of the Officer's Certificate of the Guarantor, (1) the representations and warranties of the Guarantor set forth in Section III of the Guarantee are true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and (2) as of the Closing Date, no Incipient NEG Trigger Event, NEG Trigger Event or NEG Downgrade Event has occurred and is continuing.

          (g)    Legal Opinions.    Each Lender shall have received the following executed legal opinions, dated the Closing Date and addressed to it, each in form and substance reasonably satisfactory to the Administrative Agent:

              (i)  (A) the opinion of Hunton & Williams, special New York counsel to the Borrower and the Guarantor, and (B) the opinion of in-house counsel of the Guarantor;

            (ii)  the opinion of Simpson Thacher & Bartlett, special New York counsel to the Administrative Agent and the Security Agent;

            (iii)  a substantive non-consolidation opinion from Hunton & Williams; and

            (iv)  the opinion of counsel to the Turbine Vendor I, and the opinion of counsel to the Turbine Vendor II, both in form and substance reasonably satisfactory to the Administrative Agent.

          (h)    No Default.    There shall not have occurred and be continuing any Event of Default, Default, NEG Trigger Event or Incipient NEG Trigger Event.

          (i)    Fees.    Each Lender shall have received the fees payable to it on the Closing Date in connection with the transactions contemplated by the Loan Documents. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

          (j)    Equipment Procurement Budget.    Each Lender shall have received the Equipment Procurement Budget dated as of the Closing Date or an affirmation of the Equipment Procurement Budget delivered to the Creditors at the closing of the transactions contemplated by the Participation Agreements.

          (k)    Financial Statements of the Borrower and the Guarantor.    (i) Each Lender shall have received the unaudited balance sheet of the Borrower for its most recently ended fiscal year (which fiscal year shall have ended on or prior to December 31, 2000) and the related unaudited statements of income, shareholders' equity, members' capital or partners' capital, as the case may be, and cash flows for such fiscal year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous year.

          (ii)  Each Lender shall have received the balance sheet of the Guarantor for its most recently ended fiscal year (which fiscal year shall have ended on or prior to December 31, 2000) and the related statements of income, shareholders' equity, members' capital or partners' capital, as the case may be, and cash flows for such fiscal year, prepared in accordance with GAAP and audited by independent certified public accountants of recognized national standing reasonably satisfactory to the Administrative Agent and setting forth in each case in comparative form the figures for the previous year.

        5.2    Closing Conditions Precedent to the Borrower.    The obligations of the Borrower under the Loan Documents are subject to the fulfillment to the satisfaction of, or waiver by, the Borrower of the following conditions precedent on the Closing Date:

          (a)    Loan Documents.    Each of the Loan Documents entered into on or prior to the Closing Date shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect, and the Borrower shall have received a fully executed copy of each such Loan Document.

          (b)    Legal Opinions.    The Borrower shall have received the executed legal opinions referred to in clauses (i), (iii) and (iv) of Section 5.1(g) addressed to it.

        5.3    Conditions to Each Loan.    The obligation of each Lender to make any Loan requested to be made by it on any date (including its initial Loan) is subject to the fulfillment to the satisfaction of, or waiver by, the Administrative Agent of the following conditions precedent on or prior to the applicable Borrowing Date:

          (a)    Borrowing Notice.    The Administrative Agent shall have received a duly executed counterpart of an appropriately completed borrowing notice pursuant to Section 2.2 in the form of Exhibit B (as such form may be amended or modified from time to time upon agreement by the

  Borrower and the Administrative Agent, a "Borrowing Notice"). Each Borrowing Notice shall include the following:

              (i)  certification by the Borrower that the funds required by such Borrowing Notice will be used solely to pay Equipment Costs or Transaction Expenses (except that, with respect to the Initial Loans, the funds will be used in accordance with the provisions of the Termination Agreement);

            (ii)  certification by the Borrower that (i) all proceeds of prior Borrowing Notices have been (or will have been) expended or applied within 30 days of the date of the applicable prior Borrowing Notice, except for unanticipated delays in payments in the ordinary course of business that are disclosed in the subject Borrowing Notice and (ii) the items for which amounts are requested in the subject Borrowing Notice have not been the basis for a previous Borrowing Notice;

            (iii)  certification by the Borrower that no Event of Default or Default has occurred and is continuing;

            (iv)  (A) prior to the NEG Guarantee Release Date, certification by the Borrower that no NEG Trigger Event or Incipient NEG Trigger Event, both with respect to the Guarantor, has occurred and is continuing and (B) if a Substitute Credit Support Instrument is in effect, certification by the Borrower that (x) no NEG Trigger Event or Incipient NEG Trigger Event under such Substitute Credit Support Instrument in the case of a Substitute Credit Support Instrument in the form of a guaranty or (y) no Substitute Credit Support Instrument Draw Event in the case of a Substitute Credit Support Instrument in the form of a letter of credit, has occurred and is continuing;

            (v)  (A) prior to the NEG Guarantee Release Date, certification by the Borrower that the Guarantor's senior unsecured long-term debt is rated at least BBB- by S&P and Baa3 by Moody's (or, if ratings of such debt have not been issued by such rating agencies, such debt is impliedly rated by an issuer rating or an indicative rating of at least BBB- by S&P and Baa3 by Moody's) and (B) if a Substitute Credit Support Instrument is in effect, certification by the Borrower that (x) the Substitute Credit Support Instrument provider's senior unsecured long-term debt is rated at least BBB- by S&P and Baa3 by Moody's (or, if ratings of such debt have not been issued by such rating agencies, such debt is impliedly rated by an issuer rating or an indicative rating of at least BBB- by S&P and Baa3 by Moody's) in the case of a Substitute Credit Support Instrument in the form of a guaranty or (y) the letter of credit issuer's senior unsecured long-term debt is rated at least A by S&P and A2 by Moody's (or, if ratings of such debt have not been issued by such rating agencies, such debt is impliedly rated by an issuer rating or an indicative rating of at least A by S&P and A2 by Moody's) in the case of a Substitute Credit Support Instrument in the form of a letter of credit; and

            (vi)  certification by the Borrower that the representations and warranties of the Borrower contained in the Loan Documents to which it is a party are true and accurate in all material respects as if made on and as of such Borrowing Date, except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date, and except to the extent that the failure of any such representation and warranties to be true and correct would not reasonably result in a Material Adverse Effect.

          (b)    NEG Certificate.    (A) Unless the NEG Guarantee Release Date has occurred, the Administrative Agent shall have received a certificate from the Guarantor duly delivered in the form of the attached Exhibit D or (B) if a Substitute Credit Support Instrument of the type described in clause (b) of the definition thereof is in effect, the Administrative Agent shall have received a certificate from a responsible officer of the provider of such Substitute Credit Support Instrument to the effect that the representations and warranties made by the provider of such Substitute Credit Support Instrument therein are true and correct in all material respects as of the Borrowing Date, except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

SECTION 6. AFFIRMATIVE COVENANTS

        The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall:

        6.1    Financial Statements.    Furnish to the Administrative Agent, together with a copy for each Lender:

          (a)  as soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, a copy of the unaudited balance sheet of the Borrower as at the end of such year and the related unaudited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; and

          (b)  as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited balance sheet of the Borrower as at the end of such quarter and the related unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein). Each time the financial statements of the Borrower are delivered under clauses (a) and (b) of this Section 6.1, a certificate signed by a Responsible Officer of the Borrower shall be delivered along with such financial statements, certifying that such Responsible Officer has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and that such review has not, to the best of such Responsible Officer's knowledge, disclosed the existence of any event or condition which constitutes a Default or an Event of Default or if any such event or condition existed or exists, the nature thereof and the corrective actions that the Borrower has taken or proposes to take with respect thereto.

        6.2    Certificates; Other Information.    Furnish promptly to the Administrative Agent such additional financial and other information with respect to the business or affairs of the Borrower as the Administrative Agent may from time to time reasonably request.

        6.3    Payment of Obligations.    Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

        6.4    Maintenance of Existence and Governmental Action.    The Borrower shall at all times (i) preserve and maintain in full force and effect (A) its existence as a limited liability company and its good standing under the laws of the State of Delaware and (B) its qualification to do business in each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary, (ii) except as otherwise expressly permitted in the Transaction Documents, obtain and maintain in full force and effect all material Governmental Actions and other consents and approvals required at any time in connection with the Turbines, and (iii) except as otherwise expressly permitted in the Transaction Documents, preserve and maintain good and marketable title to or a valid leasehold, easement or other interest in its properties and assets (subject to no Liens other than Permitted Liens).

        6.5    Maintenance of Property; Insurance.    (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business to the extent such insurance is available on commercially reasonable terms and at commercially reasonable rates.

        6.6    Books and Records.    Keep proper books and records and accounts in accordance with GAAP and in compliance in all material respects with all Requirements of Law and Governmental Actions and make the same available for inspection by the Administrative Agent.

        6.7    Notices.    Promptly upon obtaining Actual Knowledge thereof, give notice to the Administrative Agent of:

          (a)  the occurrence of any (1) any Default or Event of Default, (2) prior to the NEG Guarantee Release Date, any NEG Trigger Event or Incipient NEG Trigger Event or NEG Downgrade Event, in each case, with respect to the Guarantor, and (3) if a Substitute Credit Support Instrument is in effect, (x) any NEG Trigger Event or Incipient NEG Trigger Event or NEG Downgrade Event with respect to such Substitute Credit Support Instrument or (y) any Substitute Credit Support Instrument Draw Event, together with a description of any action being taken or proposed to be taken with respect thereto;

          (b)  any action, suit, arbitration or litigation, or receipt of formal notice of any investigation by any Governmental Authority (A) involving or affecting the Borrower involving $4,000,000 or more, (B) seeking any injunctive, declaratory or other equitable relief that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect, or (C) instituted for the purpose of revoking, terminating, suspending, withdrawing, modifying or withholding any Governmental Action which, if successful, would reasonably be expected to result in a Material Adverse Effect;

          (c)  any change in the credit rating of the Guarantor by S&P or Moody's, or, if any Substitute Credit Support Instrument is in effect and upon obtaining Actual Knowledge thereof, any change in the credit rating by S&P or Moody's of the provider thereof;

          (d)  any proposed material amendment, supplement or modification to any Turbine Document and Other Equipment Document; and

          (e)  any material default by any Turbine Vendor under any Master Turbine Agreement or any Turbine Contract or by any counterparty of the Borrower under any Other Equipment Document.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

        6.8    Preservation of Security Interests.    The Borrower shall preserve the security interests granted under the Security Documents and upon request by the Security Agent undertake all actions which are necessary or appropriate in the reasonable judgment of the Security Agent to (x) maintain the Security Agent's security interest in the Collateral in full force and effect at all times (including the priority thereof), and (y) preserve and protect the Collateral and protect and enforce the Borrower's rights and title and the rights of the Security Agent to the Collateral, including the making or delivery of all filings and recordations, the payments of fees and other charges and the issuance of supplemental documentation. The Borrower hereby authorizes the Security Agent to sign and to cause to be filed any financing or continuation statements required in connection with the foregoing without the signature of the Borrower to the extent permitted by applicable law, and to file a carbon, photostatic, photographic or other reproduction of any Security Document or a UCC Financing Statement.

SECTION 7. NEGATIVE COVENANTS

        The Borrower hereby agrees that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not directly or indirectly:

        7.1    Fundamental Changes and Subsidiaries.    Enter into any transaction of merger or consolidation, change its form of organization or its business, liquidate or dissolve itself (or suffer any liquidation or dissolution), or amend its governing instruments in any material respect. The Borrower shall not have any Subsidiaries, or purchase or otherwise acquire all or substantially all of the assets of any other Person.

        7.2    Indebtedness.    Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness other than pursuant to the Transaction Documents.

        7.3    Liens.    Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except Permitted Liens.

        7.4    Nature of Business.    Engage in any business or transaction other than the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby.

        7.5    Contracts.    Enter into any contract (other than the Transaction Documents) without the prior written consent of the Required Lenders, which shall not be unreasonably withheld. The Borrower shall not enter into any Other Equipment Document without (x) the prior written approval of the Administrative Agent, which shall not be unreasonably withheld and (y) providing the Administrative Agent a consent and agreement with respect to such Other Equipment Document executed by the Borrower, the Borrower's counterparty to such document and the Security Agent, in substantially the same form and substance as the Consents; provided, that, with respect to Other Equipment referred to in clauses (a)(iii) and (b)(iii) of the definition of "Other Equipment", such consent shall only be required if the unit price of such Other Equipment exceeds $2,000,000. So long as no Event of Default has occurred and is continuing, the Borrower may make immaterial amendments and modifications to any Turbine Documents or Other Equipment Documents. The Borrower shall not (a) make any other amendments or modification to any Turbine Document or terminate any Turbine Document prior to its stated expiration without the prior written consent of the Required Lenders, which shall not be unreasonably withheld or (b) make any other amendments or modification to any Other Equipment Document or terminate such Other Equipment Document prior to its stated expiration without the prior written consent of the Administrative Agent, which shall not be unreasonably withheld.

        7.6    Negative Pledge Clauses.    Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than this Agreement and the other Transaction Documents.

        Notwithstanding anything herein to the contrary, so long as no Event of Default, Default, NEG Trigger Event or Incipient NEG Trigger Event has occurred and is continuing, the Borrower shall be allowed to assign, sell and transfer its right, title and interest under any Turbine Document with respect to any Turbine and under any Other Equipment Document with respect to any Other Equipment so long as the Borrower shall have prepaid the amount of Loans allocable to such Turbine or Other Equipment as reasonably determined by the Borrower in connection with such assignment. In connection with any such prepayment and assignment, the Creditors agree to promptly cooperate with the Borrower (including executing all necessary documents and instruments) in order to release such Turbine or Other Equipment from the Liens of the Security Agent pursuant to the Security Documents or otherwise; provided, however, that the Borrower shall be responsible for any and all reasonable and documented expenses of the Creditors incurred in connection with such release.

SECTION 8. EVENTS OF DEFAULT AND NEG TRIGGER EVENTS

        8.1    Events of Default.    Each of the following events shall constitute an "Event of Default":

          (a)  the Borrower shall (1) fail to pay any principal of any Loan within two Business Days after any such principal becomes due in accordance with the terms hereof, (2) fail to pay any interest on any Loan within five Business Days after any such interest becomes due in accordance with the terms hereof, (3) fail to pay any other amount payable under any Loan Document within 10 Business Days of the receipt by the Borrower of notice from the Administrative Agent that the same has become due and payable or (4) fail to prepay the Loans on the date the same are due pursuant to Section 2.7; or

          (b)  any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made and shall remain uncured or uncorrected for a period of 30 days after a Responsible Officer of the Borrower first obtained Actual Knowledge of such material inaccuracy or the Borrower has received a notice from the Administrative Agent specifying such misrepresentation and requiring it to be remedied; or

          (c)  the Borrower shall default in the observance or performance in any material respect of any agreement contained in Sections 6.4 (Maintenance of Existence and Governmental Action), 7.1 (Fundamental Changes and Subsidiaries), 7.2 (Indebtedness) or 7.3 (Liens) of this Agreement; or

          (d)  the Borrower shall default in the observance or performance in any material respect of any agreement contained in Sections 7.4 (Nature of Business) or Section 7.5 (Contracts) of this Agreement and such failure shall continue unremedied for a period of 10 days after notice to the Borrower from the Administrative Agent; or

          (e)  the Borrower shall default in the observance or performance in any material respect of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days (or so long as such failure is curable and the Borrower is diligently proceeding to cure such failure, such longer period, but in no event for an aggregate period in excess of 90 days) after notice to the Borrower from the Administrative Agent; or

          (f)    (i) the Borrower shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Borrower seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower shall take any corporate action to authorize any of the actions set forth above in this clause (f); or

          (g)  an ERISA Event that would reasonably be expected to result in a Material Adverse Effect shall occur; or

          (h)  one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $50,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Borrower and such judgment or order shall remain undischarged, unbonded or unstayed for a period of 60 days; or

          (i)    any of the Security Documents shall cease, for any reason other than as permitted by the terms thereof, to be in full force and effect or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, and the Borrower shall fail to cure any such condition within 10 days after the earlier of (i) the date on which the Borrower obtains Actual Knowledge thereof and (ii) the date on which the Borrower receives notice thereof; or

          (j)    the Guarantee or, if the Guarantee has been replaced, the Substitute Credit Support Instrument issued in replacement thereof, shall cease, for any reason, to be in full force and effect or the Guarantor or the issuer or guarantor under the Substitute Credit Support Instrument, as the case may be, shall repudiate its obligations thereunder; or

          (k)  a Change of Control shall occur.

        8.2    Remedies Upon Event of Default.    If an Event of Default shall have occurred and be continuing, then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, upon written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

        In addition, upon the occurrence of an Event of Default, the Administrative Agent and the Lenders may exercise any and all rights and remedies in accordance with the provisions under the Security Documents, as well as all their rights and remedies under applicable law.

        8.3    Additional Cure Rights.    Any member in the Borrower or any Affiliate of such member may (but shall not be obligated to) cure any Default within the period (if any) set forth in Section 8.1 with respect to such Default.

SECTION 9. THE ADMINISTRATIVE AGENT

        9.1    Appointment.    Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

        9.2    Delegation of Duties.    The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

        9.3    Exculpatory Provisions.    Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Transaction Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Creditors for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Creditor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of any Loan Party. None of the provisions of this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

        9.4    Reliance by Administrative Agent.    The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

        9.5    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, Event of Default, NEG Trigger Event or Incipient NEG Trigger Event unless the Administrative Agent has received notice from a Lender or any Loan Party referring to this Agreement, describing such Default, Event of Default, NEG Trigger Event or Incipient NEG Trigger Event and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default, Event of Default, NEG Trigger Event or Incipient NEG Trigger Event as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default, Event of Default, NEG Trigger Event or Incipient NEG Trigger Event as it shall deem advisable in the best interests of the Lenders.

        9.6    Non-Reliance on Administrative Agent and Other Creditors.    Each Creditor expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Creditor. Each Creditor represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Creditor, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Creditor also represents that it will, independently and without reliance upon the Administrative Agent or any other Creditor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analyses, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Creditors by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Creditor with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        9.7    Indemnification.    The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing excluding any taxes that are not Covered Taxes; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

        9.8    Administrative Agent in Its Individual Capacity.    The Administrative Agent and its Affiliates may make Loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Commitments and Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

        9.9    Successor Administrative Agent.    Société Générale may resign as Administrative Agent upon 30 days' notice to the Lenders, the Security Agent and the Borrower and the Required Lenders may at any time remove the Administrative Agent without cause upon 30-days' notice in writing signed by the Required Lenders and delivered to the Administrative Agent, the Security Agent and the Borrower, such resignation or removal to be effective on the later of the date specified in such notice or the date on which a successor agent is appointed hereunder. If Société Générale should resign or be removed as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent's notice of resignation or the Required Lenders' notice of removal, the retiring Administrative Agent's resignation or its removal, as the case may be, shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation or removal as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 10. THE SECURITY AGENT

        10.1    Appointment.    Each Creditor hereby irrevocably designates and appoints Société Générale as the Security Agent under this Agreement and the other Transaction Documents, and each Creditor irrevocably authorizes Société Générale, in the capacity of Security Agent, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Security Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Security Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Creditor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Security Agent.

        10.2    Delegation of Duties.    The Security Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through agents, custodians, nominees or attorneys-in-fact and shall be entitled to advice of counsel of its choice concerning all matters pertaining to such duties and the advice or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in accordance with such advice or opinion of counsel. The Security Agent shall not be responsible for the negligence or misconduct of any agent, custodian, nominee or attorney-in-fact selected by it with due care.

        10.3    Exculpatory Provisions.    Neither the Security Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Transaction Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Creditors for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Security Agent under or in connection with, this Agreement or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of the Borrower or any other party thereto to perform its obligations hereunder or thereunder. The Security Agent shall not be under any obligation to any Creditor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower or any other Person. None of the provisions of this Agreement shall require the Security Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

        10.4    Reliance by Security Agent.    The Security Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Security Agent. The Security Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Security Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other

Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the applicable Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Security Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Transaction Documents in accordance with a written request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such written request and any action taken or failure to act pursuant thereto shall be binding upon all the Creditors. Whenever in the administration of the provisions of this Agreement the Security Agent shall deem it necessary or desirable that a matter be provided or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Security Agent, be deemed to be conclusively proved and established by a certificate signed by the Required Lenders or all of the Lenders, as the case may be, and delivered to the Security Agent and such certificate, in the absence of gross negligence or bad faith on the part of the Security Agent, shall be full warrant to the Security Agent for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof.

        10.5    Notice of Default.    The Security Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, Event of Default, Incipient NEG Trigger Event or NEG Trigger Event hereunder unless the Security Agent has received written notice from the Administrative Agent, another Creditor or either Loan Party referring to this Agreement, describing such Default, Event of Default, Incipient NEG Trigger Event or NEG Trigger Event and stating that such notice is a "notice of default". In the event that the Security Agent receives such a written notice, the Security Agent shall give notice thereof to the Creditors. The Security Agent shall take such action with respect to such Default, Event of Default, Incipient NEG Trigger Event or NEG Trigger Event as shall be reasonably directed in writing by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Security Agent shall have received such written directions, the Security Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default, Event of Default, Incipient NEG Trigger Event or NEG Trigger Event as it shall deem advisable in the best interests of the Creditors.

        10.6    Non-Reliance on Security Agent and Other Creditors.    Each Creditor expressly acknowledges that neither the Security Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Security Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by the Security Agent to any Creditor. Each Creditor represents to the Security Agent that it has, independently and without reliance upon the Security Agent or any other Creditor, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates and made its own decision to make its Loans hereunder and to enter into the Loan Documents to which it is a party. Each Creditor also covenants that it shall, independently and without reliance upon the Security Agent or any other Creditor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analyses, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Creditors by the Security Agent hereunder, the Security Agent shall not have any duty or responsibility to provide any Creditor with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its Affiliates that may come into the possession of the Security Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

        10.7    Indemnification.    The Creditors agree to indemnify the Security Agent in its capacity as such and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys' and agents' fees and expenses) or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Security Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Transaction Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Security Agent under or in connection with any of the foregoing excluding any income taxes imposed on the Security Agent on a net basis; provided that no Creditor shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Security Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

        10.8    Security Agent in Its Individual Capacity.    With respect to Commitments and Loans made or renewed by it or any of its Affiliates and with respect to any letter of credit issued or participated in by it, Société Générale and its Affiliates shall have the same rights and powers under this Agreement and the other Loan Documents as any Creditor and may exercise the same as though Société Générale were not the Security Agent, and the terms "Creditor" and "Lender" shall (to the extent applicable) include Société Générale in its individual capacity.

        10.9    Successor Security Agent.    Société Générale may resign as Security Agent upon 30 days' notice to the Lenders, the Administrative Agent and the Borrower and the Required Lenders may at any time remove Société Générale as Security Agent without cause upon 30-days' notice in writing signed by the Required Lenders and delivered to the Administrative Agent, the Security Agent and the Borrower, such resignation or removal to be effective on the later of the date specified in such notice or the date on which a successor agent is appointed hereunder. If Société Générale should resign or be removed as Security Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Security Agent, and the term "Security Agent" shall mean such successor agent effective upon such appointment and approval, and the former Security Agent's rights, powers and duties as Security Agent shall be terminated, without any other or further act or deed on the part of such former Security Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Security Agent by the date that is 30 days following a retiring Security Agent's notice of resignation or the Required Lenders' notice of removal, the retiring Security Agent's resignation or its removal, as the case may be, shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Security Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Security Agent's resignation or removal as Security Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Security Agent under this Agreement and the other Loan Documents.

        10.10    Appointment of Separate or Co-Security Agent.    (a) The Security Agent may appoint a bank or trust company or an individual to act as separate Security Agent or co-Security Agent for any purpose deemed by the Security Agent to be in furtherance of its ability to exercise its rights and powers under this Agreement and the Transaction Documents or otherwise in the interests of the Creditors. Any such separate Security Agent or co-Security Agent shall exercise only such rights and powers and have only such duties as are specified in the instrument of appointment. The Borrower agrees to pay the reasonable compensation and expenses of any such separate Security Agent or co-Security Agent. The Security Agent may at any time accept the resignation of or remove any separate or co-Security Agent.

        (b)  Any separate Security Agent or co-Security Agent hereunder shall, to the extent permitted by law, be appointed and act and the Security Agent shall act, subject to the following provisions and conditions:

            (i)  all rights powers, duties and obligations conferred upon the Security Agent in respect of the receipt, custody, investment and payment of monies, or the investment of monies, shall be exercised solely by the Security Agent;

          (ii)  all other rights, powers, duties and obligations conferred or imposed upon the Security Agent shall be conferred or imposed upon and exercised or performed by the Security Agent and such separate Security Agent or co-Security Agent jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Security Agent shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate Security Agent or co-Security Agent;

          (iii)  no power hereby given to any such separate Security Agent or co-Security Agent shall be exercised hereunder by such separate Security Agent or co-Security Agent except jointly with, or with the consent of, the Security Agent; and

          (iv)  no Security Agent shall be liable for any act or failure to act on the part of any other Security Agent or co-Security Agent hereunder.

        10.11    Notices, Etc., Under Collateral, Etc.    The Security Agent shall deliver to each of the Creditors, promptly upon receipt thereof, duplicates or copies of all notices, requests and other instruments given or received by the Security Agent under or pursuant to this Agreement, to the extent that the same shall not have been furnished pursuant thereto to such Creditor.

SECTION 11. MISCELLANEOUS

        11.1    Amendments and Waivers.    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent (or the Security Agent, as the case may be) and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent or the Security Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default, Event of Default, Incipient NEG Trigger Event, NEG Trigger Event or NEG Downgrade Event and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in any Loan Document shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) release all or substantially all of the Collateral, without the written consent of all Lenders except pursuant to the last paragraph of Section 7; (v) release the Guarantor from its obligations under the Guarantee except to the extent a Substitute Credit Support Instrument is issued or delivered in accordance with the terms of the Guarantee, without the written consent of all Lenders; (vi) amend, modify or waive any condition precedent to any Loan hereunder set forth in Section 5.3 (including in connection with any waiver of an existing Default or Event of Default) without the written consent of the Required Lenders; (vii) amend, modify or waive any provision of Section 2.13 without the written consent of the Required Lenders or (viii) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent, the Security Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, the Security Agent and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default, Event of Default or any other event waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default, Event of Default or such other event, or impair any right consequent thereon.

        For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the loans from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the "Additional Loans") to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided, that no such amendment shall permit the Additional Loans to share ratably with or with preference to the Loans without the consent of the Required Lenders under this Agreement as they existed prior to the making of such Additional Loans.

        11.2    Notices.    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders (copy of which is to be delivered to the Borrower by the Administrative Agent), or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	PG&E National Energy Group Construction Company, LLC 7500 Old Georgetown Road, 13th Floor Bethesda, Maryland 20814-6161 Attention: Vice President, Finance Fax: (301) 280-6900 Telephone: (301) 280-6800
with a copy to:	PG&E National Energy Group Construction Company, LLC 7500 Old Georgetown Road, 13th Floor Bethesda, Maryland 20814-6161 Attention: General Counsel Fax: (301) 280-6900 Telephone: (301) 280-6800
Administrative Agent and Security Agent:	Société Générale 1221 Avenue of the Americas New York, NY 10020
	Attention:	Anna Lopiccolo Loan Servicing Agency Administrative Unit
Fax: (212) 278-5525 Telephone: (212) 278-6732

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

        11.3    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

        11.4    Survival of Representations and Warranties.    All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans.

        11.5    Payment of Expenses and Taxes.    The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one counsel to the Administrative Agent and filing and recording fees and expenses, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel for the Lenders and the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees or stamp and excise taxes imposed by any Governmental Authority in connection with the execution, delivery, registration or enforcement of this Agreement or any Note hereunder (collectively, "Stamp Taxes") and any and all liabilities with respect to, or resulting from any delay in paying, any Stamp Taxes and any Covered Taxes, if any, that are payable by Borrower directly or indirectly pursuant to Section 2.15, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee'') harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (excluding any taxes that are not Stamp Taxes or Covered Taxes) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents or any investigation, litigation or proceeding relating to or arising out of any of the foregoing (whether or not any Indemnitee is a party thereto), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Loan Party or any of the facilities and properties owned, leased or operated by any Loan Party and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 11.5 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 11.5 shall be submitted to Vice President-Finance (Telephone No. (301) 280-6800) (Telecopy No. (301) 280-6900), at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

        11.6    Successors and Assigns; Participations and Assignments.    (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

        (b)  Any Lender may, without the consent of the Borrower, in the ordinary course of business and in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party or any other Person therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on any Loan, or postpone the date of the final maturity of any Loan, in each case to the extent subject to such participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section; provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred; and provided, further, that each Participant will be treated as a Lender for purposes of the application of Sections 2.17 and 2.18.

        (c)  Any Lender (an "Assignor") may, in the ordinary course of business and in accordance with applicable law, at any time and from time to time assign to (i) any Lender, (ii) any Lender Affiliate, or (iii) with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, unless otherwise agreed by the Borrower and the Administrative Agent, (i) no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $10,000,000 and (ii) after such assignment, the sum of (1) the aggregate principal amount of Loans and (2) the Commitments in excess of the principal amount of Loans to be retained by the Assignor, if any, shall equal at least $10,000,000, except in the case of an assignment of all of a Lender's interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 11.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing. In addition, if the Assignee is a Non-U.S. Person, such Assignee shall also deliver the documents required under Section 2.15(b). Such Assignment and Acceptance shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Percentage arising from the purchase by such Assignee of all or a portion of the rights and obligations of the Assignor.

        (d)  The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 11.2 a copy of each Assignment and Acceptance delivered to it and the Register for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.

        (e)  Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 11.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) record the information contained therein in the Register on the effective date determined pursuant thereto and (iii) give notice of such acceptance and recordation to the Lenders and the Borrower.

        (f)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 11.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law.

        (g)  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

        11.7    Adjustments; Set-off.    (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a "Benefited Lender") shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

        (b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch, affiliate or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the

Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

        11.8    Counterparts.    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A copy of this Agreement bearing the signature of all the parties shall be lodged with the Borrower and the Administrative Agent.

        11.9    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        11.10    Integration.    This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent, the Security Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Security Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

        11.11    GOVERNING LAW.    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        11.12    Submission To Jurisdiction; Waivers.    The Borrower hereby irrevocably and unconditionally:

          (a)  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

          (b)  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e)  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

        11.13    Acknowledgements.    The Borrower hereby acknowledges that:

          (a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

          (b)  neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

        11.14    Releases of Guarantees and Liens.    (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Security Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 11.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) below.

        (b)  At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full and the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Security Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

        11.15    Confidentiality.    Each of the Administrative Agent, the Security Agent and each Lender agrees to keep confidential all non-public or confidential information provided to it by any Loan Party or otherwise obtained pursuant to this Agreement or the other Loan Documents; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or, if such Lender Affiliate is an actual or prospective Transferee, any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee (or any professional advisor to such Transferee), (c) to its Responsible Officers, attorneys, accountants and other professional advisors, provided that such other professional advisors have accepted such information subject to a confidentiality agreement substantially similar to this Section, (d) upon the request or demand of any Governmental Authority having jurisdiction over such Creditor, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided that such Creditor agrees to promptly notify the Borrower of any such disclosures unless prohibited by applicable laws, (f) if requested or required to do so in connection with any litigation or similar proceeding to which such Creditor and the Borrower are adverse parties, (g) that has been publicly disclosed by a source other than, directly or indirectly, such Creditor, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

        11.16    WAIVERS OF JURY TRIAL.    THE BORROWER, THE ADMINISTRATIVE AGENT, THE SECURITY AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

        11.17    Non-Recourse.    Except as otherwise expressly provided in this Agreement and the other Loan Documents, each of the parties hereto (other than the Borrower) (the "Non-Borrower Parties") agrees that all obligations of the Borrower under the Transaction Documents shall be obligations solely of the Borrower, and each Non-Borrower Party shall have recourse only to the assets of the Borrower in enforcing such obligations. Except as otherwise expressly provided in this Agreement and the other Loan Documents, each Non-Borrower Party hereby acknowledges and agrees that none of the members of the Borrower, their respective Affiliates and their past, present or future officers, directors, employees, shareholders, agents or representatives (collectively, the "Nonrecourse Parties") shall have any liability to any Non-Borrower Party for the payment of any sums now or hereafter owing by the Borrower under the Loan Documents or for the performance of any of the obligations of the Borrower contained therein or shall otherwise be liable or responsible with respect thereto (such liability, including such as may arise by operation of law, being hereby expressly waived). Except as otherwise expressly provided in the other Loan Documents, if any Event of Default shall occur and be continuing or if any claim of any Non-Borrower Party against, or alleged liability to any Non-Borrower Party of, the Borrower shall be asserted under this Agreement or the other Loan Documents, each Non-Borrower Party agrees that it shall not have the right to proceed directly or indirectly against the Nonrecourse Parties or against their respective properties and assets for the satisfaction of any of the obligations of the Borrower under this Agreement or the other Loan Documents or of any such claim or liability or for any deficiency judgment in respect of such obligation or any such claim or liability or for any deficiency judgment in respect of such obligation or any such claim or liability. The foregoing notwithstanding, it is expressly understood and agreed that nothing contained in this Section 11.17 shall be deemed to release any Nonrecourse Party from liability for its fraudulent actions, gross negligence or willful misconduct. The foregoing acknowledgments, agreements and waiver shall be enforceable by any Nonrecourse Party. For the avoidance of doubt, this Section 11.17 is not intended to limit the Guarantor's obligations under the Guarantee.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PG&E NATIONAL ENERGY GROUP CONSTRUCTION COMPANY, LLC, as Borrower
By:
Name: Title:
Additional signature pages and schedules omitted

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  Exhibit 10.6